EXHIBIT 11.1


                             BDM INTERNATIONAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in Thousands, Except Per Share Data)



                                                      Three Months Ended
                                                            March 31,
                                                      -------------------
                                                       1996         1995
                                                      ------       ------

Net Income                                            $5,407       $3,334
                                                      ======       ======

Shares used for
  primary earnings per share:

  Weighted averaged shares
    outstanding                                       13,178        9,434

  Dilutive effect of common stock
    equivalents-noncontingent stock
    options                                              800          545
                                                      ------       ------

     Total shares used for primary
       earnings per share                             13,978        9,979
                                                      ======        =====

Additional shares used for
  fully diluted earnings per share:

  Increase for dilutive effect of
    contingent stock options                              71           92
                                                      ------       ------

     Total shares used for
       fully diluted earnings per share               14,049       10,071
                                                      ======       ======


Earnings per share:

  Primary                                              $0.39        $0.33
                                                      ======       ======

  Fully diluted                                        $0.38        $0.33
                                                      ======       ======